Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

This Agreement is made the ____ day of _____________, 20___ (the “Effective Date”) by and between The Standard Register Company, an Ohio corporation (the “Company”) and ____________________ (the “Executive”).

Background:

The Company recognizes that it is essential and in the best interest of the Company and its shareholders to retain the services of the Executive, and to ensure the Executive’s continued dedication to the Company, particularly during difficult business circumstances or in the event of a threat or the occurrence of a Change in Control (as defined below) or other significant event, and in order to induce the Executive to remain employed with the Company, the Company wishes to enter into this Agreement with the Executive.

Agreement:

1.   Term of Agreement. This Agreement will begin on the date entered above and will continue in effect through December 31, 2012. On December 31, 2012, and on the anniversary date of each term thereafter (a “Renewal Date”), the term of this Agreement will be extended automatically for an additional one-year period unless, not later than 60 days prior to such Renewal Date, the Company gives written notice to the Executive that it has elected not to extend this Agreement. Notwithstanding the above, if a “Change in Control” (as defined herein) of the Company occurs during the term of this Agreement, the term of this Agreement will be irrevocably extended for 24 months beyond the end of the month in which any such Change in Control occurs.

2.   Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

(a)   Base Annual Salary. “Base Annual Salary” means the highest annual rate of base salary in effect for the Executive during the 12 month period immediately prior to the time a Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).

(b)   Board.  The Company’s duly elected Board of Directors.

(c)   Cause. “Cause” means any of the following:

(i)   The Executive’s willful and continued failure to perform substantially the Executive’s material duties with the Company (other than any such failure resulting from the Executives’s incapacity as a result of physical or mental illness) and the Board shall have determined that such failure is materially harmful to the Company,

(ii)   The Executive engages in a material violation of any Company policy and the Board shall have determined that such act is materially harmful to the Company.

(iii)          The Executive is indicted for or convicted of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude.

(iv)         The Executive engages in an intentional act of gross misconduct, moral turpitude, fraud, embezzlement, or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company and the Board shall have determined that such act is materially harmful to the Company; or

(v)   After being notified in writing by the Company to cease any particular Impermissible Activity (as defined herein), the Executive shall have continued such Impermissible Activity and the Board shall have determined that such act is materially harmful to the Company.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(d)   “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)   any person (as such term is used in Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended from time to time) (other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (B) a trustee under the John Q. Sherman Testamentary Trust, the William C. Sherman Testamentary Trust, or the William C. Sherman Intervivos Trust dated December 29, 1939, or (C) a corporation owned directly or indirectly by the common shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)   during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new director, whose election by the Board or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)          the consummation of (1) the sale or disposition of all or substantially all the Company’s assets; or (2) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation; or

(iv)          the shareholders of the Company approve a plan of complete liquidation of the Company.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 5% of the voting securities of the purchasing company or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the continuing members of the Board who are not also employees of the Company).

(e)   Code. “Code” means the Internal Revenue Code of 1986, as amended.

(f)   Equity Incentive Plans. “Equity Incentive Plans” means the Company’s 2002 Equity Incentive Plan, its 2011 Equity Incentive Plan or any successor plans providing for the grants of stock options, restricted stock, restricted stock units, stock appreciation rights or other awards related to the Company’s equity securities.

(g)   Good Reason. “Good Reason” means the occurrence of any one or more of the following:

(i)   A material diminution in the Executive’s authority, duties or responsibilities;

(ii)   A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Chief Executive Officer report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(iii)          A material diminution in the budget over which the Executive retains authority;

(iv)          A material diminution by the Company in the Executive’s base salary, unless all Executives who have entered into an Executive Severance Agreement experience a material diminution in their base salaries;

(v)   A demand by the Company that the Executive make a material relocation in the geographic area from the location where the Executive is currently based, provided that such relocation increases the Executive’s commuting distance by more than fifty (50) miles;

(vi)          Any other action or inaction that constitutes a material breach by Company of any agreement under which the Executive provides services.

Notwithstanding the foregoing, no occurrence or action taken, or inaction, in connection with any restructuring of the Company approved by the Board prior to any Change in Control shall constitute a “material diminution”  for  purposes of clauses (i), (ii), or (iii) of this definition or a “material breach” for purposes of clause (vi) hereof.

The existence of Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason under this Agreement. The Executive must give notice to the Company within 90 days of the initial existence of the condition, and the Company shall have 30 days upon receipt of such notice to remedy the condition so as to eliminate “Good Reason.”

(h)   Impermissible Activity.  “Impermissible Activity” means any act or omission of the Executive which constitutes a breach by the Executive of any written agreement between the Executive and the Company which provides for the executive’s non-solicitation of the Company employees or customers, non-competition with the Company, non-disclosure of confidential information of the Company, and/or non-disparagement of the Company.

(i)   Incentive Compensation Plan. “Incentive Compensation Plan” means the Company’s Management Incentive Compensation Plan or any successor plan which provides for potential annual cash incentive payments to the Executive and other management personnel of the Company.

(j)   Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated.

(k)   Release. “Release” shall mean a general release that releases, waives, remises, and forever discharges the Company from any and all claims that the Executive has against the Company, including any claims arising under state or federal statute, including all state and federal employment discrimination laws including, but not limited to, Ohio Revised Code Chapter 4112 and Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; and any applicable state, local, or common laws of similar intent, without exception. For purposes of the Release, the “Company” includes the Company as it is defined in this Agreement and as further defined to include all of the Company’s past, present, and future assigns, successors, affiliates, parent and subsidiary organizations, divisions and Company’s, officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns, and other personal representatives, individually and in their respective corporate and personal capacities.

(l)   Retirement Benefits. “Retirement Benefits” means the perquisites, benefits, and service credit for benefits as provided under any and all employee retirement income, plans, programs, or arrangements in which the Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or deferred compensation that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter.

(m)   Separation from Service. “Separation from Service” means the termination of employment with the Company and all related employers under section 414(b) or (c) of the Code. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that the Executive reasonably anticipates that no further services would be performed after a certain date or that the level of bona fide services would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Executive has been employed less than 36 months). An Executive is not treated as having terminated employment while he is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or by contract. The determination of whether a Separation of Service has occurred shall be based on applicable regulations and other applicable legal authority under section 409A of the Code.

(n)   Severance Benefits. “Severance Benefits” means the benefits described in Section 4 of this Agreement.

(o)   Severance Benefit Period.  “Severance Benefit Period” means the 6 or 12 calendar months following the date of termination of the Executive’s employment, depending on the Executive’s length of service with the Company. Where the Executive’s length of service with the Company is at least 6 months but not longer than 24 months, the “Severance Benefit Period” will be 6 months. Where such length of service is longer than 24 months, the “Severance Benefit Period” will be 12 months.

(p)   Welfare Benefits.  “Welfare Benefits” means any life insurance, health insurance, hospitalization, major medical, dental insurance, disability, employee assistance programs, or other employee welfare plans or benefits that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter.

3.   Eligibility for Severance Benefits. The Company or its successor shall pay or provide the Severance Benefits to the Executive if the Executive has a Separation from Service under the following circumstances:

(a)   Termination by the Company.  Termination of the Executive’s employment is initiated by the Company for any reason except termination due to Cause.

(b)   Termination by the Executive.  Termination of the Executive’s employment is initiated by the Executive for Good Reason.

4.   Severance Benefits. The Executive, if eligible under Section 3, shall receive the following Severance Benefits (in addition to benefits under any Equity Incentive Plans, Retirement Benefits, or other employee benefits that the Executive is otherwise entitled to under the terms thereof):

(a)   Cash Payments.  The Executive shall be entitled to an amount equal to 0.5 – 1.0 times his Base Annual Salary, depending on the Executive’s length of service with the Company, payable in equal bi-weekly installments during the Severance Benefit Period.  Where the Executive’s length of service with the Company is at least 6 months but not longer than 24 months, the amount will be 0.5 times the Executive’s Base Annual Salary. Where such length of service is longer than 24 months, the amount will be 1.0 times the Executive’s Base Annual Salary.

(b)   Welfare Benefits.  The Executive shall be entitled to receive Welfare Benefits which are substantially comparable to the Welfare Benefits he was entitled to receive immediately prior to the date of his termination for a period, in the case of each individual Welfare Benefit, equal to the shorter of the Severance Benefit Period or until such Welfare Benefit is obtained through other employment.

(c)   Outplacement Services.  The Executive shall be entitled to receive outplacement services from a professional outplacement services firm selected by the Company and reasonably acceptable to the Executive at the Company’s cost, but not to exceed an aggregate cost of $15,000.

The foregoing Severance Benefits shall be payable for the entirety of the Severance Benefit Period notwithstanding the death of the Executive; in the event of the Executive’s death the remaining Severance Benefits shall be payable to the Executive’s beneficiary named on Exhibit B hereto (or if none, to the Executive’s estate).

5.   Applicability of Dodd-Frank Act; Clawbacks Generally.

(a)   Dodd-Frank.  The Executive hereby acknowledges the applicability of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as the applicability of any agency regulations or Company policies promulgated thereunder and recognizes that in the event of any accounting restatement by the Company due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws during the time of the Executive’s employment by the Company, the Company will be required to recover from the Executive amounts paid to the Executive as incentive-based compensation that exceed the compensation the Executive would otherwise have received from the Company if such accounting restatement had not occurred, regardless of the Executive’s personal involvement, if any, with such noncompliance or restatement.  In such event, the Company shall have the right to effect any such recovery by offsetting (withholding) any amounts otherwise due hereunder against amounts to be recovered.

(b)   Impermissible Activities.  In the event the Executive engages in any Impermissible Activity at any time, the Company may (i) refrain from making any further payments that would otherwise be payable hereunder during the Severance Period, and (ii) recover from the Executive any and all payments made hereunder prior to the Company’s discovery of the Executive’s engagement in Impermissible Activities.

6.   Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law provided that any stock withheld will only be withheld at the minimum statutory rates.

7.   General Release Agreement. As a condition of receiving the payments and benefits set forth in this Agreement, the Executive will be required to execute a Release in substantially the form of Exhibit B attached hereto. The Executive must deliver to the Company a fully executed and binding General Release Agreement, the Executive must not revoke the General Release Agreement, and the General Release Agreement must be irrevocable, not later than 60 business days following the Executive’s Separation from Service. Otherwise, the Executive will not be entitled to receive Severance Benefits under this Agreement.

8.   Acknowledgement. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment, or to measure the amount of damages which the Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise, except for a reduction in Welfare Benefits as provided in Subsection 4(b). The Company shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of the Executive except as expressly provided in Section 5 hereof.

9.   Enforcement Costs; Interest. The Company is aware that, upon the occurrence of a Change in Control, the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Accordingly, if following a Change in Control it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish, or to recover from the Executive, the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Company as provided in this Section 9 to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section 9 shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In all events, such amounts shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate published in the Wall Street Journal or its successor from time to time during the prejudgment period plus 4 percent.

10.   Indemnification. From and after the earliest to occur of a Change in Control or termination of employment, the Company shall indemnify and hold harmless the Executive, to the fullest extent permitted or authorized by the law of the State of Ohio as it may from time to time be amended, if the Executive is (whether before or after the Change in Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer, or employee of another Company, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 10 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Company, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

11.   Arbitration. The initial method for resolving any dispute arising out of this Agreement shall be nonbinding arbitration in accordance with this Section 11. Except as provided otherwise in this Section, arbitration pursuant to this Section 11 shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within 15 days after either party demands arbitration, the Company and the Executive shall each appoint an arbitrator. Within 15 additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this 15 day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Dayton, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Company. Both the Company and the Executive may be represented by counsel (legal and accounting) and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall not be binding on the parties, and the parties may pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performances of the Executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

12.   Employment Rights. This Agreement sets forth the Severance Benefits payable to the Executive in the event the Executive’s employment with the Company is terminated under certain conditions specified in Section 3. This Agreement is not an employment contract nor shall it confer upon the Executive any right to continue in the employ of the Company and shall not in any way affect the right of the Company to dismiss or otherwise terminate the Executive’s employment at any time with or without Cause.

13.   Arrangements Not Exclusive. The specific benefit arrangements referred to in this Agreement are not intended to exclude the Executive from participation in or from other benefits available to executive personnel generally or to preclude the Executive’s right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan, or arrangement.

14.   Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive’s rights and benefits under this Agreement may not be assigned, except that if the Executive dies while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Company at the time of the Executive’s death or, if there is no such beneficiary, to the Executive’s estate. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company (or of any division or Subsidiary thereof employing the Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated employment for Good Reason following a Change in Control, on the first day after the Change in Control.

15.   No Vested Interest. Neither the Executive nor the Executive’s beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.

16.   Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the such addresses as each party may designate from time to time to the other party in writing in the manner provided herein. Unless designated otherwise notices to the Company should be sent to the Company at:

The Standard Register Company
P. O. Box 1167
600 Albany Street
Dayton, OH 45417-3405
Attn:       Gerard D. Sowar
Vice President, General Counsel and Secretary

Until designated otherwise, notices shall be sent to the Executive at the address indicated on the Beneficiary Designation and Notice form attached hereto as Exhibit A. If the parties by mutual agreement supply each other with telecopier numbers or email addresses for the purposes of providing notice by facsimile or email, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two days after deposit by delivery to the U.S. Post Office.

17.   Savings Clause. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Securities and Exchange Commission or other agency under the Dodd-Frank Act, that limits executive compensation or other payments that can be made by the Company (any such limiting statute or regulation a “Limiting Rule”), the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Company severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive’s termination.

18.   Amendment; Waiver. The Company may amend, without the approval of the Executive, any provision of this Agreement to the extent necessary to comply with Section 409A of the Code (or to avoid the application of Section 409A of the Code) so as to avoid any penalty or excise tax from being levied on the Executive; provided, however, that the Company may not decrease the amount of any benefit the Executive is entitled to receive under this Agreement without the Executive’s consent. Regarding any other amendment, the Company may not amend or modify this Agreement, and no provision may be waived, unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and the Company.

19.   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

21.   Governing Law. Except as otherwise provided, this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions.

22.   Section 409A Compliance. (a) This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall not accelerate any payment or the provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code.  As used in this Agreement, phrases such as “termination of employment” shall be interpreted to mean a “separation from service” using the default rules under Section 409A of the Code.  If, in the good faith judgment of the Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A of the Code, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code.

(b) Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.  To the extent providing for deferral of compensation within the meaning of Section 409A of the Code, any payments or benefits to which the Executive is entitled upon a termination of employment shall be paid no earlier than the date on which the Executive incurs a termination of employment.

(c)  Notwithstanding anything herein to the contrary, to the extent necessary to prevent the Executive from being subject to tax under Section 409A of the Code, if the Executive is a “specified employee” for purposes of Section 409A of the Code on the date on which the Executive terminates employment, any payment hereunder (including any provision of continued benefits) that provides for the deferral of compensation within the meaning of Section 409A of the Code (the “Delayed Payment Amounts”) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six (6) months following the Executive’s termination of employment; provided, however, that payment of the Delayed Payment Amounts shall commence within 30 days of the Executive’s death in the event of his death prior to the end of the six-month period.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

COMPANY:	EXECUTIVE:

THE STANDARD REGISTER COMPANY

By:

Its:

Date:
Date:

EXHIBIT A

Beneficiary Designation and Notice Form

Beneficiary Designation

In the event of my death, I direct that any amounts due me under the Agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.

Notice

Until notified otherwise, pursuant to Section 16 of the Agreement, notices should be sent to me at the following address:

Street Address

City, State and Zip Code

Executive

Date

Beneficiary

Relationship to Executive

EXHIBIT B

GENERAL RELEASE AGREEMENT

THE EXECUTION OF THIS AGREEMENT between The Standard Register Company, an Ohio corporation, (the “Company”) and ____________________ (the “Executive”), is a condition to receiving the payments and benefits set forth in the Executive Severance Agreement signed by both parties.

In consideration of the mutual covenants contained herein, the sufficiency of which are hereby acknowledged, Executive and the Company, its predecessors, officers and directors agree as follows:

A.           Your employment will end as of________________. If you comply with the terms and conditions of the Executive Severance Agreement and this Agreement, you will receive the payments and benefits set forth in the Executive Severance Agreement.

B.           You acknowledge and confirm that you voluntarily executed a certain standard employee agreement with the Company dated __________, 20___ wherein you agreed to maintain the confidentiality of the Company’s Protected Information (as defined therein), to refrain from Unauthorized Use (as defined therein) of Protected Information, to refrain from soliciting Company employees or encouraging them to leave the Company’s employment, and to refrain from competing with the Company, for certain periods specified therein (the “Employee Agreement”).  You acknowledge such agreement shall remain fully legally binding for the term(s) mentioned therein, and you further agree that in the event the period during which you will receive Severance Benefits (as specified in the Executive Severance Agreement) is longer than any of the periods specified in the Employee Agreement, the period(s) mentioned in the Employee Agreement shall be deemed to be amended to be the same as the period you receive Severance Benefits.

C.           As additional consideration, Executive, on Executive’s behalf and on behalf of Executive’s heirs, executors, successors, and assigns hereby release the Company, as well as all of their officers, directors, executives, managers and employees, from any and all debts, claims, demands, rights, actions, causes of action, suits or damages, whatsoever and of every kind of nature, whether known or unknown (collectively the “Claims”), against the Company and the others released herein, which relate to or arose from Executive’s employment with or separation from the Company as contemplated herein except to the extent such Claims cannot be released under applicable law. Released claims include, without limitation, any and all claims arising under federal, state or local laws, including, without limitation, claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, any other federal, state or local law prohibiting employment discrimination or otherwise regulating wages, hours or working conditions, and any and all claims under the common law for breach of express or implied contract, violation of the covenant of good faith and fair dealing, violation of public policy, negligence, slander, defamation, invasion of privacy, false light, false imprisonment, trespass, breach of fiduciary duty, intentional interference, intentional or negligent infliction of emotional distress, intrusion, loss of consortium, retaliatory or wrongful termination, punitive damages, and claims that you have or may have which may have arisen up to and including the date of this Agreement. Executive acknowledges and agrees that as a matter of public policy, Executive cannot waive any rights to file claims with the Equal Employment Opportunity Commission and/or any similar state agency, however, in the event such claim(s) is/are filed, Executive hereby expressly waives the right to receive any monetary damages as a result of such action(s) and expressly waives the right to receive any monetary damages in connection with such proceedings.

D.           Executive and the Company agree that any action to enforce this Agreement may be brought in a state or federal court located in Montgomery County, Ohio. Executive and the Company hereby agree that such courts shall have jurisdiction and venue with respect to any such action.

E.           Executive will not make any disparaging remarks concerning the Company or any of its employees to anyone at any time.

F.           Executive agrees that apart from discussions with personal counsel and immediate family, whom Executive will ask not to divulge the terms of this Agreement, Executive will not at any time disclose, publicize or discuss either the terms of this Agreement or termination from the Company with anyone within or outside of the Company unless required by subpoena or any other legal compulsion, and will give immediate notice to the Company of the receipt of any subpoena or other legal document which might call upon you to disclose either any of the contents of this Agreement or your employment with and termination from the Company.

G.           Executive represents and warrants that Executive has returned to the Company the original and any copies of all keys, identification cards, charge cards, equipment, papers, reports, memoranda or other items of Company property. You acknowledge that the Company has returned to you all items of your personal property.

H.           Executive recognizes and agrees that nothing in this Agreement constitutes an admission of liability or wrongdoing by Executive or by the Company or any of the others released herein.

I.           This Agreement will be governed by Ohio law.

J.           In October 1990, the Older Workers Benefit Protection Act (“Act”) was enacted. The Act provides, among other things, that notice be given to you in writing and in a manner calculated to be understood by the average individual affected by this termination. As provided in the Act, you have a right to consider this Agreement for a period of 45 days. If you choose to accept it, you must sign it and return it to the Company on or before _________, 20 ___ (21 days from your receipt hereof). You will then have seven days after such acceptance to change your mind and revoke the Agreement. If you accept the Agreement and do not revoke it, payment will be made to you as provided in the Agreement. If you decide not to accept the Agreement or accept the Agreement but revoke acceptance within seven days, nothing will be paid to you under the Agreement and your employment will end on____________________. You are advised to consult with an attorney before acting on this Agreement.

Signed this ______ day of _________________, 20___.

Accepted and agreed to:	Witnessed and accepted:

EXECUTIVE:	THE STANDARD REGISTER COMPANY

BY:

DATE: